Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (this “Amendment”) to the Agreement and Plan of Merger (the “Agreement”) dated July 16, 2005, by and among Panolam Holdings II Co. (formerly GS Holdings Co.), a Delaware corporation (“Acquiror”), PIH Acquisition Co., a Delaware corporation (“Merger Sub”), Panolam Industries Holdings, Inc., a Delaware corporation (“Company”), and TC Group, L.L.C., a Delaware limited liability company, is entered into effective as of September 30, 2005. All capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given to such terms in the Agreement.

RECITALS

WHEREAS, the parties hereto desire to amend the terms of the Agreement as provided in this Amendment pursuant to Section 12.12 of the Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

1.                          Amendment to Article I.

(a) The defined terms “Exchange Agent,” “Fully-Diluted Percentage” and “Funding Amount” in Article I of the Agreement are hereby deleted in their entirety.

(b) Article I of the Agreement is hereby amended to insert in the appropriate alphabetical order the following defined terms:

“ “Acquiror Shares” means any Common Shares owned by Panolam Holdings Co., Acquiror or Merger Sub immediately prior to the Effective Time.”

“ “Escrow Percentage” means, with respect to any holder of Common Shares and/or Vested Options, the amount set forth on Schedule 1.1(a).”

“ “Fully-Diluted Percentage” means, with respect to any holder of Common Shares and/or Vested Options, a ratio (expressed as a percentage) equal to (x) the sum of the number of Common Shares held by such holder as of the Effective Time of the Merger and the number of Common Shares issuable upon the exercise of any Vested Options held by such holder at the Effective Time of the Merger and, if applicable, Acquiror Shares held by such holder prior to any transfer or contribution of such Acquiror Shares, divided by (y) the Aggregate Fully-Diluted Common Shares.”

2.                          Amendment to Section 2.1 Conversion of Company Shares and Vested Options.

(a) Section 2.1(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Subject to the adjustments set forth in Sections 2.4 and 2.5, the “Merger Consideration” shall consist of $345,000,000 in cash, less (i) the aggregate principal amount of Funded Debt of the Company, if any, that remains unpaid as of the Closing (as defined below), less (ii) the amount of Holder Allocable Expenses paid by Acquiror to, or at the direction of, the Holder Representative at Closing in accordance with Section 2.6.”

(b) The definition of “Aggregate Fully-Diluted Common Shares” set forth in Section 2.1(d) is hereby amended and restated in its entirety to read as follows:

“The “Aggregate Fully-Diluted Common Shares” shall be the sum of (i) the Common Shares held by all holders immediately prior to the Effective Time of the Merger (including any Acquiror Shares), and (ii) the aggregate number of Common Shares issuable upon the exercise in full of all Vested Options held by all holders immediately prior to the Effective Time of the Merger, and (iii) the aggregate number of Dissenting Common Shares.”

(c) Section 2.1 of the Agreement is hereby amended to insert at the end of such Section the following:

“(e)                Notwithstanding the foregoing, any Acquiror Shares outstanding immediately prior to the Effective Time shall not be converted as described in Section 2.1(a) above but shall instead, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist with no payment being made hereunder with respect thereto (such cancellation of Acquiror Shares held by Panolam Holdings Co. at the Effective Time to be deemed a contribution to Acquiror).”

3.                          Amendment to Section 2.2 Payment and Exchange of Certificates.

(a) Section 2.2(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                [Intentionally Omitted.]”

(b) Section 2.2(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b)               After the Effective Time of the Merger but on the Closing Date, each holder of an outstanding certificate or certificates for Common Shares (collectively, the “Certificates”) and/or Vested Options, upon surrender of such Certificates to the Acquiror (or, in the case of a holder of Vested Options, upon delivery of a Holder Acknowledgment to the Acquiror) shall be entitled to receive from the Acquiror in exchange therefor (subject to the provisions of Section 2.5 and Section 2.2(d)) such portion of the Merger Consideration into which such holder’s Common Shares and/or Vested Options shall have been converted as a result of the Merger; provided, however, that a portion of the Merger Consideration otherwise payable to each holder of Common Shares and/or Vested Options equal to the Escrow Amount multiplied by such holder’s Escrow Percentage shall be held in escrow in accordance with Section 2.5(d) and the Escrow Agreement. Pending such surrender and exchange (or, in the case of a holder of Vested Options, upon such delivery of a Holder Acknowledgment), such Common Shares and Vested Options shall be deemed no longer outstanding and a holder’s certificate or certificates for Common Shares and/or Vested Options shall be deemed for all purposes to evidence only a right to receive such holder’s portion of the Merger Consideration into which such Common Shares and/or Vested Options shall have been converted by the Merger.”

(c) Section 2.2(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c)                The Acquiror and/or the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated there under, or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of Company Common Stock or to the former holders of Vested Options.”

(d) Section 2.2 of the Agreement is hereby amended to insert at the end of such Section the following:

“(d)               Notwithstanding the provisions of Section 2.2(b), the holders of any Acquiror Shares outstanding immediately prior to the Effective Time shall not be entitled to receive any portion of the Merger Consideration in respect of such Acquiror Shares. For the avoidance of doubt, the portion of the Merger Consideration that would otherwise be payable but for the provisions of this Section 2.2(d) shall be retained by the Acquiror.”

4.                          Amendment to Section 2.4 Estimated Adjustment Amount.

(a) Section 2.4(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a good faith estimated Closing Balance Sheet and an estimate of (i) the Net Working Capital (as defined below) of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Estimated Closing Date Net Working Capital”) and (ii) the cash and cash equivalents of the Company and its Subsidiaries (net of uncleared checks) as of the close of business on the Closing Date (the “Estimated Closing Date Cash”).”

(b) Section 2.4(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“The “Estimated Adjustment Amount,” which may be positive or negative, shall mean (i)(x) the Estimated Closing Date Net Working Capital, minus (y) $38,900,000, plus (ii) the lesser of (x) $3,000,000 and (y) the Estimated Closing Date Cash (the “Estimated Cash Adjustment Amount”). If the Estimated Adjustment Amount is a positive number, then the Merger Consideration shall be increased on the Closing Date by the Estimated Adjustment Amount, and if the Estimated Adjustment Amount is a negative number, the Merger Consideration shall be decreased on the Closing Date by the absolute value of the Estimated Adjustment Amount.”

5.                          Amendment to Section 2.5 Post-Closing Adjustments.

(a) The first sentence of Section 2.5(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereafter, Acquiror shall prepare and deliver to the Holder Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital of the Company and its Subsidiaries as set forth on the Closing Balance Sheet (“Closing Date Net Working Capital”) and (iii) a calculation of cash and cash equivalents of the Company and its Subsidiaries (net of uncleared checks) set forth on the Closing Balance Sheet (“Closing Date Cash”).”

(b) Section 2.5(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“If the Holder Representative shall disagree with the calculation of Closing Date Net Working Capital or Closing Date Cash, it shall notify the Acquiror of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Balance Sheet. In the event that Holder Representative does not provide such a notice of disagreement within such thirty (30) day period, Holder Representative and each former holder of Common Shares and Vested Options shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Date Net Working Capital and Closing Date Cash delivered by the Acquiror, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Acquiror and the Holder Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Date Net Working Capital or Closing Date Cash. If, at the end of such period, they are unable to resolve such disagreements, then Pricewaterhouse Coopers (or such other independent accounting firm of recognized national standing as may be mutually selected by Acquiror and the Holder Representative) (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether the Closing Balance Sheet was prepared in accordance with the standards set forth in Section 2.5(a) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) Closing Date Net Working Capital or Closing Date Cash requires adjustment. The fees and expenses of the Auditor shall be paid one-half by Acquiror and one-half by the Holder Representative as a Holder Allocable Expense pursuant to Section 2.6 hereof. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital and Closing Date Cash are finally determined in accordance with this Section 2.5(b) is hereinafter referred as to the “Determination Date.” “

(c) Section 2.5(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“The “Working Capital Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Net Working Capital as finally determined pursuant to Sections 2.5(a) and 2.5(b) above, as applicable, minus (y) the Estimated Closing Date Net Working Capital. The “Final Cash Adjustment Amount,” which may be positive or negative, shall mean (i) the lesser of $3,000,000 and Closing Date Cash as finally determined pursuant to Sections 2.5(a) and 2.5(b) above, as applicable, minus (ii) the Estimated Cash Adjustment Amount. If the Working Capital Adjustment Amount is a positive number greater than $1,000,000, then the Merger Consideration shall be increased by the Working Capital Adjustment Amount, and if the Working Capital Adjustment Amount is a negative number greater than $1,000,000 in absolute value, the Merger Consideration shall be decreased by the absolute value of the Working Capital Adjustment Amount. If the Final Cash Adjustment Amount is a positive number, then the Merger Consideration shall be increased by the Final Cash Adjustment Amount, and if the Final Cash Adjustment Amount is a negative number, the Merger Consideration shall be decreased by the absolute value of the Final Cash Adjustment Amount. The

Working Capital Adjustment Amount and the Final Cash Adjustment Amount shall be paid in accordance with Section 2.5(d) below.”

(d) Section 2.5(d) of the Agreement shall be amended and restated in its entirety to read as follows:

“Notwithstanding the foregoing provisions of this Article II, on the Closing Date, $4,000,000 of the Merger Consideration (the “Escrow Amount”) shall be paid by Acquiror to Wachovia Bank, National Association, as escrow agent of the parties hereto (the “Escrow Agent”) to be held in escrow pending determination of the Working Capital Adjustment Amount and the Final Cash Adjustment Amount. The Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form attached hereto as Annex C hereto (the “Escrow Agreement”). Upon final determination of the Closing Date Net Working Capital, the Closing Date Cash, the Working Capital Adjustment Amount and the Final Cash Adjustment Amount, each of Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Escrow Amount as set forth in this Section 2.5(d).

If (i) the Working Capital Adjustment Amount is (x) zero, (y) a positive number equal to or less than $1,000,000 or (z) a negative number equal to or less than $1,000,000 in absolute value and (ii) the Final Cash Adjustment Amount is (x) zero or (y) a positive number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (i) the Escrow Agent shall pay to the former holders of the Common Shares and Vested Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Escrow Percentages) the Escrow Amount, together with all interest earned thereon and (ii) Acquiror shall pay to the former holders of Common Shares and Vested Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Fully-Diluted Percentages) the Final Cash Adjustment Amount, as finally determined, together with interest thereon from the Closing Date to the date of payment at the prime rate of interest published in the “Money Rates” column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date (the “Prime Rate”).

If (i) the Working Capital Adjustment Amount is (x) zero, (y) a positive number equal to or less than $1,000,000 or (z) a negative number equal to or less than $1,000,000 in absolute value and (ii) the Final Cash Adjustment Amount is a negative number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the

Determination Date, (i) the Escrow Agent shall pay to Acquiror out of the Escrow Amount an amount, up to the full amount of the Escrow Account, equal to the absolute value of the Final Cash Adjustment Amount, together with the interest earned on the portion of the Escrow Amount equal to the absolute value of the Final Cash Adjustment Amount, and (ii) if the absolute value of the Final Cash Adjustment Amount is less than the Escrow Amount, the Escrow Agent shall pay to the former holders of Common Shares and Vested Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Escrow Percentages) the balance of the Escrow Amount together with any interest earned thereon.

If the Working Capital Adjustment Amount is (i) a positive number greater than $1,000,000 or (ii) a negative number with an absolute value greater than $1,000,000, then the “Net Adjustment Amount,” which may be positive or negative, shall mean (i) the Working Capital Adjustment Amount plus (ii) the Final Cash Adjustment Amount.

If the Net Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (i) the Escrow Agent shall pay to the former holders of the Common Shares and Vested Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Escrow Percentages) the Escrow Amount, together with all interest earned thereon, and (ii) Acquiror shall pay to the former holders of Common Shares and Vested Options entitled to receive the Merger Consideration (pro rata, in accordance with their respective Fully-Diluted Percentages) the Net Adjustment Amount, as finally determined, together with interest thereon from the Closing Date to the date of payment at the Prime Rate. In no event shall Acquiror have any liability under this Section 2.5 in excess of $4,000,000. In no event shall the former holders of Common Shares and Vested Options be entitled to payment pursuant to this Section 2.5(d) of any amount in excess of the Escrow Amount, plus all interest earned thereon, plus $4,000,000.

If the Net Adjustment Amount is a negative number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (i) the Escrow Agent shall pay to Acquiror out of the Escrow Amount an amount, up to the full amount of the Escrow Account, equal to the absolute value of the Net Adjustment Amount, together with the interest earned on the portion of the Escrow Amount equal to the absolute value of the Net Adjustment Amount, and (ii) if the absolute value of the Net Adjustment Amount is less than the Escrow Amount, the Escrow Agent shall pay to the former holders of Common Shares and Vested Options entitled to receive the Merger

Consideration (pro rata, in accordance with their respective Escrow Percentages) the balance of the Escrow Amount together with any interest earned thereon.

In no event shall the Holder Representative or any former holder of Common Shares and/or Vested Options have any liability under this Section 2.5 in excess of such holders’ allocable share of the Escrow Amount. Notwithstanding the foregoing, any distributions to the holders of Vested Options pursuant to this Section 2.5(d) shall be net of the amount of any taxes required to be withheld from such distributions under applicable law, and the amounts so withheld shall be paid over to the Company for payment by the Company to the applicable Governmental Authority as required by law. In no event shall Acquiror be entitled to payment pursuant to this Section 2.5(d) of any amount in excess of the Escrow Amount, plus all interest earned thereon. Any interest or other income earned on the Escrow Amount shall be allocated to, and treated as earned and owned by, the former holders of Common Shares and Vested Options for all Tax purposes.”

(e) Section 2.5 of the Agreement is hereby amended to insert at the end of such Section the following:

“(f) Notwithstanding the provisions of Section 2.1(e) and Section 2.2(d), any Person who was a holder of Acquiror Shares prior to the transfer or contribution of such Acquiror Shares shall be entitled to receive such holder’s Fully-Diluted Percentage of (i) any amounts paid to former holders of Common Shares and Vested Options pursuant to Section 2.5(d) in excess of the Escrow Amount and any interest thereon and (ii) any amounts paid to former holders of Common Shares and Vested Options pursuant to Section 2.5(e).

6.                          Amendment to Section 2.6 Holder Allocable Expenses. The words “five (5)” in the first sentence of Section 2.6 of the Agreement are hereby deleted and replaced with the words “three (3).”

7.                          Amendment to Section 2.7 Exchange Agent. Section 2.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

“[Intentionally Omitted.]”

8.                          Amendment to Section 2.8 Lost Certificate. Section 2.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably requested the posting of a surety bond, the Acquiror shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II.”

9.                          Amendment to Section 8.2 Closing. Section 8.2 of the Agreement is hereby amended and restated to read as follows:

“Closing. The Closing shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, at 10:00 a.m. on the date which is three (3) Business Days after the date on which all conditions set forth in Section 9.1 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Acquiror and the Company may mutually agree (the “Closing Date”). The term “Closing,” when used in this Agreement, means the Effective Time of the Merger.”

10.                    Amendment to Schedule 5.7. Schedule 5.7 of the Agreement is hereby amended and restated in its entirety as set forth in Schedule 5.7 attached hereto.

11.                    Remaining Provisions. Except as expressly modified by this Amendment, the Agreement shall remain in full force and effect.

12.                    Governing Law. This Amendment shall be governed by and construed under and in accordance with the laws of the State of New York.

13.                    Headings. The headings in this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

14.                    Counterparts. This Amendment may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

PANOLAM HOLDINGS II CO.

By:	/s/ Darren J. Gold
Name: Darren J. Gold
Title: President

PIH ACQUISITION CO.

By:	/s/ Darren J. Gold
Name: Darren J. Gold
Title: President

PANOLAM INDUSTRIES HOLDINGS, INC.

By:	/s/ Robert J. Muller, Jr.
Name: Robert J. Muller, Jr.
Title: President and Chief Executive Officer

TC GROUP, L.L.C., solely in its capacity as the initial Holder Representative hereunder

By: TCG HOLDINGS, L.L.C.
Its: Managing Member

By:	/s/ Daniel A. D’Aniello
Name: Daniel A. D’Aniello
Title: Managing Director